EXHIBIT 10.2

ADDENDUM AGREEMENT TO THE ASSET PURCHASE ADDENDUM AGREEMENT

This ADDENDUM AGREEMENT TO THE ASSET PURCHASE AGREEMENT (the “Addendum Agreement”) is entered into on July 28, 2014, by and among Lenape II Solar LLC, a Nevada Limited Liability Company (“Buyer”), and New Generation Power, LLC, an Illinois Limited Liability Company and NGP Lenape Solar II, LLC, an Illinois Limited Liability Company (jointly and severally “Seller”). Buyer and Seller are referred to collectively as the “Parties” and each individually as a “Party.”  Definitions of capitalized terms not otherwise defined herein are set out in Exhibit A attached hereto and made a part hereof.

RECITALS

A.

Prior to the consummation of the transactions contemplated under this Addendum Agreement, Seller has been engaged in the development of a grid-connected ground-mounted photovoltaic power plant know by the Parties as Lenape II, (the “Solar Facility”) at 401 N. Shadeland Ave, Indianapolis Indiana, originally leased pursuant to an unrecorded Lease Addendum Agreement (as amended, the “Solar Site Lease”) between Live Wire Technologies LLC as Lessor, and Seller, as Lessee.

B.

Seller also entered into an agreement with Indianapolis Power & Light Company (IPL) (the “PPA”). Pursuant to the PPA, IPL has agreed to purchase the energy output of the Solar Facility.

C.

Buyer is a wholly owned subsidiary of Xnergy, a California Corporation. Xnergy caused Buyer to be created as an SPE that will own all the assets and liabilities associated with the Solar Facility.

D.

Seller has a possible sale of the Solar Facility to Sun Edison worked out, and the Parties hereby agree to share proceeds of sale the Solar Facility to Sun Edison on terms as outlined below.

E.

Contemporaneous with the execution of this Addendum Agreement, Seller and Buyer are entering into an Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, conditions and Addendum Agreements contained herein, the Parties agree as follows:

ARTICLE 1

PROJECT RESALE PROCEEDS

1.1

Re-sale of Solar Facility to Sun Edison.  Upon the terms set forth in this Addendum Agreement, and in reliance on the respective representations and warranties of the Parties, Buyer may agree to sell, convey, assign, transfer and deliver the Assets to Sun Edison, free and clear of all Encumbrances, and Sun Edison may agree to purchase and accept delivery of the Assets from Buyer, free and clear of all Encumbrances, on the Closing Date at the time and place of Closing for the consideration and in accordance with the provisions of this Addendum Agreement.

1.2

Assets.  The term “Assets” means Buyers’ right, title and interest in and to the Solar Facility, the design and engineering of the Solar Facility, and all of the properties, assets and rights comprising the Solar Facility, whether tangible, intangible or personal and wherever located.

1.3

Sun Edison Purchase Price; Closing; Payment; Allocation.

(a)

Sun Edison Purchase Price.  In the event that Buyer sells the Assets to Sun Edison the consideration for the sale of the Assets shall be dispersed as follows. The aggregate consideration hereunder (if any) shall be in addition to the aggregate consideration to be paid under the Asset Purchase Agreement which is being executed contemporaneously with this Agreement:

(1)

Sun Edison Purchase Price shall be based on the offer letter of the Sun Edison to buy the Solar Facility;

(2)

The first $12,600,000 of the Sun Edison Purchase Price shall be paid directly to Buyer under this Addendum Agreement (regardless of actual EPC costs) pursuant to Exhibit B;

(3)

If Sun Edison Purchase Price is greater than $12,600,000 00/100 dollars, Buyer and Seller will equally split the difference. For example:

(a)

Sun Edison Purchase Price is $13,400,000.00 00/100

dollars;

(b)

Difference would be $13,400,000.00 less $12,600,000.00

or $800,000.00 00/100 dollars;

(c)

Buyer would be entitled to $400,000.00 00/100 dollars and

Seller would be entitled to $400,000.00 00/100 dollars;

(4)

Any payments made to Seller pursuant to (3) above shall be paid by Sun Edison directly to Seller. Buyer and Seller shall work together in good faith to facilitate Sun Edison paying Seller as provided herein.

(b)

Closing.  The closing of the sale of the Assets and the consummation of the other transactions contemplated by this Addendum Agreement (the “Closing”) shall occur when both Sun Edison and Buyer agree to close.  The date on which the Closing actually takes place is referred to in this Addendum Agreement as the “Closing Date.”

(c)

Closing Payments.  Upon the terms and subject to the conditions set forth in this Addendum Agreement, including, without limitation: the satisfactory completion or waiver of the Conditions To Buyer’s Obligations set forth in Article 6 and obligations under Section 4.4, Buyer shall pay the following amounts:

(1)

At the financial close at the sale of the project to another buyer for a Sun Edison Purchase Price that qualifies as outlined in Article 1.6.1.a.2, the difference amount owed to Seller will be paid;

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Buyer that the statements contained in this Article 2 are correct and complete:

2.1

Organization.  Seller(s) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois.  Seller has the requisite power and authority to own, lease and operate its assets and to construct/operate the Solar Facility.  Seller has all requisite power and authority to enter into this Addendum Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder.

2.2

Authorization of Transaction.  The execution, delivery and performance by Seller of this Addendum Agreement and each Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action of Seller, and its equity holders.  This Addendum Agreement and the other Transaction Documents have been, or will, upon such delivery, be duly executed and delivered by Seller and constitute, or upon such execution and delivery will be, the valid and legally binding obligation of Seller enforceable against it in accordance with its terms and conditions.

2.3

Legal Proceedings.

(a)

There are no actions, suits at law or in equity, arbitrations or proceedings pending or, to the Knowledge of Seller, threatened against Seller.  Seller is not subject to any Order.

(b)

No Proceeding has ever been commenced by or against Seller in relation to the Assets or the Solar Facility and no such Proceeding has been pending or threatened at any time.

2.4

Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Addendum Agreement.

2.5

Disclosure. This Addendum Agreement, each Transaction Document, and each certificate or other instrument furnished in connection with the closing of the transactions contemplated by this Addendum Agreement by or on behalf of Seller to Buyer or its representatives in connection herewith or pursuant hereto, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading. To the best of Seller’s knowledge, there are no facts that have not been disclosed or are otherwise not known to Buyer (other than matters of a general economic nature that do not affect the Solar Facility uniquely) that could reasonably be expected to be materially adverse to the Solar Facility taken as a whole.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Seller as follows:

3.1

Organization of the Buyer.  The Buyer is a corporation company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to operate the Solar Facility as it is contemplated to be operated and to own and lease its properties and assets.

3.2

Authorization; Validity.  The Buyer has all necessary power and authority to enter into this Addendum Agreement and the other Transaction Documents and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Addendum Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

3.3

Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Addendum Agreement.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS OF
SELLER

The obligations of Seller to effect the transactions contemplated hereby on the Commercial Operation date are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

4.1

Representations, Warranties and Covenants.  All representations and warranties made by the Buyer shall be true and correct in all material respects at and as of the date of this Addendum Agreement and at and as of the Closing, and the Buyer shall have performed in all material respects all Addendum Agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

4.2

No Injunction.  No suit, action or other proceeding shall be pending before any Authority which seeks to: (a) prevent the performance of this Addendum Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; or (b) cause any of the transactions contemplated by this Addendum Agreement to be rescinded following consummation.

ARTICLE 5

CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligations of the Buyer to purchase the Assets from Seller, as provided hereby, are subject to the satisfaction or waiver by the Buyer, on or prior to the Closing Date, or the Commercial Operation Date if so noted herein, unless otherwise stated in this Addendum Agreement, of each of the following conditions:

5.1

Representations, Warranties and Covenants.  All representations and warranties of Seller shall be true and correct in all material respects at and as of the date of this Addendum Agreement and at and as of the Closing, and Seller shall have performed, in all material respects, all Addendum Agreements and covenants required hereby to be performed by each of them prior to or on the Commercial Operation date or as otherwise required herein.

5.2

No Injunction.  No suit, action or other proceeding shall be pending before any Authority which seeks to: (a) prevent the performance of this Addendum Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (b) cause any of the transactions contemplated by this Addendum Agreement to be rescinded following consummation; (c) adversely affect the right of the Buyer to own the Assets or operate the Solar Facility; or (d) adversely affect the right of Seller to own the Assets or control the Solar Facility, and no such Order shall have been entered or be in effect.

5.3

Material Adverse Effect.  No event, development, state or circumstances, or condition will have occurred prior to the Closing Date and the Commercial Operation date that, individually or in the aggregate has or would reasonably be expected to have or result in a Material Adverse Effect.

Any condition specified in this Article may be waived in writing by the Buyer, and all conditions specified in this Article shall be deemed to have been satisfied or waived from and after the Commercial Operation date.

ARTICLE 6

POST-CLOSING COVENANTS

6.1

Further Assurances.  On and after the Closing Date, Seller and the Buyer will take all appropriate action and execute (or cause to be executed) all notices, documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof.

6.2

 Transition Assistance.  From the date hereof, Seller will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other Solar Facility associates from maintaining the same Solar Facility relationship with Buyer after the Closing Date as were maintained with Seller prior to the Closing Date, and (ii) shall immediately cease the use of any and all trade names, trademarks and other names previously used in connection with the Solar Facility and transferred to Buyer pursuant to this Addendum Agreement.

6.3

Confidentiality.  From and after the Closing Date, Seller agrees not to disclose or use at any time (and shall cause any Affiliates of Seller not to use or disclose at any time) any Confidential Information.  In the event Seller or any of its Affiliates is required by Legal Requirement or Order to disclose any Confidential Information, Seller shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller shall reasonably cooperate with the Buyer and Seller to preserve the confidentiality of such Confidential Information consistent with applicable law (at Seller’s expense).

6.4

Books and Records.  The Parties agree that they will each preserve and retain the material books and records of Seller in the possession of the Party or its Affiliates and relating to the operations of Seller for the period prior to the Closing Date, for a period of seven years from the Closing Date.  During such seven year period, Seller and its representatives shall, upon reasonable notice, have access during normal Solar Facility hours to examine, inspect and copy such books and records subject to the execution of a reasonable and customary confidentiality Addendum Agreement.

ARTICLE 7

TERMINATION

7.1

Termination.  This Addendum Agreement may be terminated at any time prior to the Closing only as follows:

(a)

by the mutual written consent of the Buyer and Seller;

(b)

by the Buyer, in its sole discretion, if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by either Seller in the representations and warranties or covenants set forth in this Addendum Agreement or the schedules and exhibits attached hereto, which in the case of any such breach has not been cured within ten (10) days after written notification thereof by the Buyer to Seller; or

(c)

by Seller, in its sole discretion, if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by the Buyer in the representations and warranties or covenants set forth in this Addendum Agreement or the schedules and exhibits hereto, which in the case of any such breach has not been cured within ten (10) days after written notification thereof by a Seller to the Buyer.

Notwithstanding the foregoing, the Party electing termination pursuant to clause (b), (c) or (d) of this Section may not be in material breach of any of its representations, warranties, covenants or Addendum Agreements contained in this Addendum Agreement.  In the event of termination by the Buyer or Seller pursuant to this Section 8.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other Parties.

ARTICLE 8

MISCELLANEOUS

8.1

Assignment.  Neither this Addendum Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, such consent shall not be unreasonably withheld, conditioned or delayed.  The assignment by Buyer to facilitate any financing shall not require prior approval by Seller.  This Addendum Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  This Addendum Agreement shall be for the sole benefit of the Parties and their respective permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns any legal or equitable right, remedy or claim hereunder.

8.2

Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing.  All such notices shall be delivered:  personally; by certified mail, return receipt requested; by reputable overnight courier (costs prepaid); or by email, though emails will only be deemed received if acknowledged by a response email.  All such notices are to be given or made to the Parties at the following addresses or emails (or to such other address as any Party may designate by a notice given in accordance with the provisions of this Section):

If to the Buyer:

Lenape II Solar LLC
Ruben Fontes

2721 Loker Avenue West

Carlsbad, CA 92010

rfontes@blueearthinc.com

If to Seller:

New Generation Power LLC

Dr. Chirinjeev Kathuria

39 S. LaSalle St. STE 600

Chicago, IL 60603

drkathuria@newgenerationpower.org

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt.  All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if hand delivered, (b) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (c) one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

8.3

Choice of Law.  This Addendum Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to the choice of law or conflicts of law principles thereof.  Subject to Section 10.4 below, any disputes are subject to the jurisdiction of the federal and state courts of Los Angeles County, California.

8.4

Arbitration.

(a)

Prior to submitting any dispute to arbitration, the Parties will meet and will use good faith efforts to resolve the dispute by mutual Addendum Agreement. Any dispute arising out of or related to this Addendum Agreement that cannot be resolved by the good faith efforts of the Parties shall be solely and finally settled by a board of arbitrators consisting of three arbitrators. Each Party expressly and irrevocably consents and agrees that the arbitration proceedings shall be held in California, or in such other location as approved by both the Parties. under the auspices of the American Arbitration Association (the “AAA”) and, except as otherwise may be provided herein, the arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. Without limiting the foregoing, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code, to the exclusion of any state or municipal law of arbitration. The arbitrators shall not decide a dispute ex aequo et bono or as amiable compositeur or by reliance on any other doctrine or principle that would permit the arbitrators to avoid the application of this Addendum Agreement and/or the governing law.

(b)

To the extent permissible under applicable law, the Parties agree that the award of the arbitrators shall be final and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court of competent jurisdiction. Nothing contained herein shall prevent either Party from seeking preliminary injunctive relief in a court of competent jurisdiction.

(c)

To the fullest extent permitted by law, the arbitration, the arbitration proceedings and the arbitrators’ decision and award shall be maintained in confidence by each side to the dispute and each side to the dispute shall instruct the arbitrators to likewise maintain such matters in confidence.

(d)

The arbitrators shall have the discretion to award the arbitration fees and expenses, including the arbitrator’s fees, reasonable attorney’s fees, and other arbitration costs and expenses, to the prevailing side as the arbitrators may determine is fair and reasonable in the circumstances.

8.5

Entire Addendum Agreement; Amendments and Waivers.  This Addendum Agreement, together with all exhibits and schedules hereto, constitutes the entire Addendum Agreement among the Parties pertaining to the subject matter hereof and supersedes all prior Addendum Agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  This Addendum Agreement may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties.  No waiver of any of the provisions of this Addendum Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.6

Counterparts.  This Addendum Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Addendum Agreement may be executed and delivered by electronic means (including .pdf format) with the same force and effect as if the same were a fully executed and delivered manual counterpart.

8.7

Invalidity.  If any term or other provision of this Addendum Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Addendum Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Addendum Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.8

Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Addendum Agreement.

8.9

Expenses.  Except as otherwise provided herein, each Party will each be liable for its respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Addendum Agreement and the consummation of the transactions contemplated hereby (including fees, costs and expenses of legal counsel, investment advisers, brokers and other representatives and consultants).

8.10

WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ADDENDUM AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS ADDENDUM AGREEMENT.

8.11

Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereof” and words of similar import refer to this Addendum Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

8.12

Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Addendum Agreement are incorporated herein by reference and made a part hereof.

8.13

No Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Addendum Agreement or the Transaction Documents, such third parties not having any rights or remedies under or by reason of this Addendum Agreement or the Transaction Documents specifically including the Employees and creditors of Seller.

8.14

Business Days.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

 [Remainder of page intentionally blank; signatures commence on next page.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase Addendum Agreement as of the date first written above.

BUYER:

Lenape II Solar LLC

By:  /s/ Robert Potts

Name: Robert Potts

Title: President

SELLER(S):

New Generation Power, LLC

By:  /s/ Chirinjeev Kathuria

Name: Chirinjeev Kathuria

Title: President

NGP Lenape Solar II, LLC

By:  /s/ Chirinjeev Kathuria

Name: Chirinjeev Kathuria

Title: Member

EXHIBIT A

Glossary of Defined Terms

Capitalized terms used but not otherwise defined in this Exhibit A will have the meaning assigned thereto in the main body of the Addendum Agreement.

 “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  In addition, with regard to Seller, Affiliate also means any Person directly or indirectly, controlled by or controlling Seller, or any of his or her Immediate Family Members or (b) any Person, directly or indirectly, in which Seller, its equity holders or any of their Immediate Family Members holds, of record or beneficially, any equity or voting securities, other than public company investments.

“Addendum Agreement” has the meaning specified in the preamble to this Addendum Agreement.

“Assets” has the meaning specified in Section 1.2 of this Addendum Agreement.

“Authority” means any governmental or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, whether international, national, federal, state or local or any third party accreditation organization.

 “Business Day” means any day other than a Saturday, Sunday or other day upon which banks are closed or authorized to be closed in the State of Nevada.

“Buyer” has the meaning specified in the preamble to this Addendum Agreement.

 “Claim” means any action, claim, charge, audit, lawsuit, demand, suit, inquiry, hearing, investigation, Authority review, litigation, Proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning specified in Section 1.3(b) of this Addendum Agreement.

“Closing Date” has the meaning specified in Section 1.3(b) of this Addendum Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation” means that the Solar Facility is ready for regular, daily operation, has been connected to the electrical system, has undergone adequate testing for operation, is in compliance with all applicable Legal Requirements in all respects, and is capable of producing Energy Output.

1

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Solar Facility, products, financial condition, services or research or development of Seller, or its respective suppliers, distributors, independent contractors or other Solar Facility relations.  “Confidential Information” includes, but is not limited to, the following:  (i) internal Solar Facility and financial information (including information relating to strategic and staffing plans and practices, Solar Facility, operational results, finances, training, marketing, promotional and sales plans and practices, referral sources, cost, rate and pricing structures, and accounting and Solar Facility methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Seller’s suppliers, distributors, independent contractors or other Solar Facility relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property of Seller.  “Confidential Information” does not include information (a) readily ascertainable from public or published information, or trade sources, (b) developed independently without the use of any Confidential Information and (c) any Excluded Asset.

“Consent” means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Addendum Agreement or any of the Related Addendum Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

“Contract” means any Addendum Agreement, contract, instrument, commitment, lease, guaranty, indenture, license or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

 “Encumbrance” means any mortgage, pledge, Lien, encumbrance, charge or other security interest, other than (a) liens for taxes, assessments and other governmental charges not yet due and payable, (b) statutory, mechanics’, laborers’, materialmen’s or similar liens arising in the Ordinary Course of Business for sums not yet due, and (c) statutory and contractual landlord’s liens under leases pursuant to which a Seller is a lessee and not in default.

 “GAAP” means United States generally accepted accounting principles as of the date of this Addendum Agreement.

“Immediate Family Member” means any spouse, sibling (related by blood or adoption to such Person), offspring or parent of an individual.

2

“Intellectual Property” means all (i) inventions, patents, patent applications, patent disclosures, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and domain names, including common law rights, the goodwill associated therewith and applications for registration thereof, (iii) works of authorship, copyrights and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets, know-how, processes, methods, techniques, customer and supplier lists, and marketing plans and materials, (v) software (including source code, object code, data, databases, and documentation thereof), (vi) other proprietary and intellectual property rights, (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (viii) rights to sue and recover any damages, profits and other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

 “Knowledge of Seller” (or similar phrases including “Seller’s Knowledge”) means the actual knowledge of any of the Owners and any of the officers and managers of Seller or constructive knowledge after due inquiry.

 “Legal Requirement” means any rule, law, code, statute, regulation, ordinance or other binding action of or by an Authority.

 “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any claim, lien, pledge, option, charge, security interest, mortgage, right-of-way, easement, covenant, encumbrance, hypothecation, or other right or similar arrangement of any kind or nature whatsoever.

“Material Adverse Effect” means the occurrence of any one or more events, circumstances, conditions or changes which have, or which would reasonably be expected to have, a material adverse effect on the Solar Facility, the Assets, the financial condition, results of operations, or prospects of the Solar Facility, taken as a whole.

“Order” means any decree, order, judgment, writ, injunction (temporary or permanent), rule, ruling, legal restraint, award, formal or informal directive or notice, prohibition or consent of or by or from an Authority.

“Ordinary Course of Business” means the ordinary course of normal day-to-day business, consistent with past custom and practice.

3

“Owners” means the holders of any membership interest of Seller.

“Parties” has the meaning specified in the preamble to this Addendum Agreement.

 “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or Authority.

“PPA” has the meaning specified in the recitals to this Addendum Agreement.

 “Proceeding” has the meaning specified in Section 9.4(a) of this Addendum Agreement.

 “Purchase Price” has the meaning specified in Section 1.3(a) of this Addendum Agreement.

 “Solar Facility” has the meaning specified in the recitals to this Addendum Agreement. It includes, but is not limited to solar panels, racking system, and inverters.

“Solar Site Lease” has the meaning specified in the recitals to this Addendum Agreement.

 “Subsidiary” of any Person, means, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors of such corporation is owned by such Person directly or indirectly through Subsidiaries of such Person, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity interest or is a general or managing partner.

 “Sun Edison Purchase Price” means the price Sun Edison agrees to purchase the Solar Facility for.

“Transaction Documents” means this Addendum Agreement and each of the other Addendum Agreements, documents and instruments contemplated hereby and thereby to be delivered by Seller and Buyer at Closing.

4

EXHIBIT B

Disbursement Agreement

This Disbursement Agreement (“Disbursement Agreement”), dated as of July 28, 2014, is entered into between among Lenape II Solar LLC, a Nevada Limited Liability Company (“Buyer”), and New Generation Power, LLC, an Illinois Limited Liability Company and NGP Lenape Solar II, LLC, an Illinois Limited Liability Company (“Seller”), New Generation Holdings, Inc, a Delaware Corporation and MAV Brokerage, Inc., a Illinois Corporation (“Owners”).

A.

Seller and Buyer have co-developed a project known to the parties as Lenape II that was sold to Buyer in an agreement between Seller and Buyer via an Asset Purchase Agreement. The parties also entered into an Addendum Agreement to the Asset Purchase Agreement (“Addendum Agreement”) dated July 28, 2014, which memorialized an agreement between the parties in the event that SunEdison purchased the Assets. Under the terms of the Addendum Agreement, Buyer is to pay Seller certain sums if Seller sells the Assets to SunEdison. Owners share ownership in NGP Lenape Solar II, LLC.

B.

Payment. Any payment by Buyer to Seller under the Addendum Agreement shall be paid as follows:

a.

20% of any payment shall be made to MAV Brokerage Inc; 679 East Nerge Rd.; Roselle, IL 60172.

b.

80% of any payment shall be made to New Generation Power, LLC; 39 S. LaSalle St. STE 600; Chicago, IL 60603.

c.

For example, if Buyer were to pay $1,000 pursuant to the Addendum Agreement, Buyer would pay MAV Brokerage $200, and New Generation Power $800.

C.

Release. Upon Payment by Buyer to MAV Brokerage Inc. and/ or New Generation Power, LLC, as outlined above, each Owner and Seller, on behalf of itself, its owners, shareholders, governors, creditors, administrators, successors and assigns, whether herein named or referred to or not, does hereby release, discharge, acquit and forever discharge Seller, its successors and assigns, agents, servants, and employees, their divisions, subdivisions, and affiliates, of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, to the extent of that payment on the Addendum Agreement.

D.

Governing Law and Arbitration.  This Release Agreement shall be governed by, and construed under, the laws of the State of California, without reference to conflicts of laws rules. Any conflict or dispute arising under or related to this release agreement shall be resolved through arbitration administered by and under the rules of the American Arbitration Association.

E.

Delivery.  This Dispersion Agreement, to the extent signed and delivered by means of a fax machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of a party the other Parties shall re-execute original forms and deliver them to the other party.

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F.

Indemnity. This Release Agreement is not intended to draw Buyer into any disputes between Seller and Owner. Seller and Owner, on behalf of itself, its successors and assigns, agrees to defend, indemnify and hold harmless Buyer against any and all liability to or claims of Owner or Seller (together with all reasonable legal and investigative costs relating thereto) against Buyer that directly relate to this Release Agreement or the Project.

G.

Covenants. Each party represents it is a Corporation duly formed, validly existing, and in good standing and has full power and authority to lawfully execute, deliver, and perform its obligations herein.

SELLER(S)

New Generation Power, LLC	NGP Lenape Solar II, LLC

By: /s/ Chirinjeev Kathuria	By: /s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria	Name: Chirinjeev Kathuria
Title: President	Title: Member

BUYER

Lenape II Solar LLC

By: /s/ Robert Potts
Name: Robert Potts
Title: President

OWNER(S)

New Generation Holdings, Inc.	MAV Brokerage, Inc.

By: /s/ Chirinjeev Kathuria	By: /s/ Michael Vecchione
Name: Chirinjeev Kathuria	Name: Michael Vecchione
Title: President	Title:President

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